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                                                                  EXHIBIT 10.6

November 4, 1998


Mr. Thomas B. King



Dear Tom:

On behalf of PG&E Corporation, I am pleased to extend an invitation to you to join our organization as President and COO - PG&E Gas Transmission and Sr. Vice President PG&E Corporation, reporting to me. We are unanimous in our view that you are the right candidate for this position. As we discussed, this position would be physically located in our Houston office.

Below are the details of the compensation and benefit aspects of this offer. It you have any questions on compensation, please contact Brent Stanley at (415) 267-7136. Your initial and 1999 target annual cash compensation is calculated to be approximately $540,500. You will also receive a one-time signing bonus of $200,000. In addition, you will participate in several short and long term incentive plans and other plans, also described below.

1. An annual base salary of $350,000 ($29,167 monthly) subject to possible increases through our annual salary review plan.

2. One-time bonus of $200,000 payable within 30 days of your hire, subject to normal payroll withholdings, Should you decide to leave PG&E Corporation within one year of your start date, a prorated amount of this bonus must be refunded to the company.

3. A target annual bonus of $175,000, which equals 50% of your base salary, in an annual incentive plan under which your actual bonus dollars can reach from 0 to $350,000 based on your performance relative to established goals.

4.   An award of 10,000 performance units under our Performance Units Plan
(PUP), effective in December 1998. The value of these units is tied to the price of PG&E Corporation common stock. The estimated target value of this award is $333,000 based on a value of $33.00 per share. In addition, you will be awarded 11,000 performance units under the plan in January 1999 with an estimated target value of $363,000 based on a value of $33.00 per share.

5. Providing you meet general business goals for 1999 and 2000, the Corporation will credit to your deferred compensation account, an amount equal to $2,000,000 payable in two equal annual installments on January 1, 2000 and January 1, 2001. Should you terminate prior to the payment of an installment, that installment as well as any remaining installment will be forfeited. The credited funds will be allocated to the PG&E Phantom Stock Fund. Payment of credited funds will occur in accordance with your selected payout option.

6. A stock option grant of 50,000 shares of PG&E Corporation common stock. In addition, you will be granted an additional 100,000 stock options effective the first business day of 1999. The 50,000 options will be in effect and
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priced as of the day you are elected by the Board of Directors to your new position. The remaining 100,000 options will be effective and priced on the first business day of 1999.

7.   An annual perquisite allowance of $15,500.

8.   Participation in our health and welfare benefit plans.

9.   4 weeks of paid vacation per year.

10.  Executive relocation assistance package.

As we have discussed, a number of these compensation elements, as well as election as an officer of PG&E Corporation, are subject to Board of Directors approval.

Tom, I believe this position is a unique career opportunity. PG&E Corporation has the vision, the team, the resources, and the plan to be the premier energy company in America. We have the opportunity for great success and we all would like you on our team. I am interested in having you on board as soon as possible. We can mutually agree on a start date, which I hope would be no later than December first.

Brent Stanley will be most helpful to you on any details of this offer, however, I am ready and willing to discuss any aspect of it with you.

Sincerely



ROBERT D. GLYNN, JR.
Chairman, Chief Executive Officer and President


Accepted:

THOMAS B. KING
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November 4, 1998
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Date